EXHIBIT 10.2

JOINT OWNERSHIP AGREEMENT

This is an Agreement dated as of July 21, 2003 between Lennar Corporation, a Delaware corporation (“Lennar”), and LNR Property Corporation, a Delaware corporation (“LNR” and, together with Lennar, the “Owners”), regarding (a) the ownership and funding of NWHL Investment LLC (the “Company”), a Delaware limited liability company, (b) matters related to the acquisition by the Company of Newhall Land and Farming Company (“Newhall”), a California limited partnership, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 21, 2003 among Newhall, Lennar, LNR, the Company and NWHL Acquisition L.P. (“Acquisition”), a California limited partnership, and (c) relationships between the Owners and the Company after the Company acquires Newhall. The agreement between the Owners is as follows:

ARTICLE 1

OWNERSHIP AND FUNDING OF THE COMPANY

1.1 Ownership of the Company. Lennar and LNR each will own, directly or indirectly, 50% of the member units of the Company (“Units”), unless and until one of them transfers Units, or the LLC issues Units to other persons (in which case Lennar and LNR each will own 50% of the total number of Units owned by the two of them) as permitted by the Limited Liability Company Agreement of the Company (the “LLC Agreement”). Unless and until one of the Owners transfers Units to an entity other than a subsidiary without the other Owner transferring at approximately the same time the same number of Units to an entity other than a subsidiary, any time the Company sells or otherwise issues Units to, or acquires Units from, one of the Owners, the Owners will cause the Company to sell or otherwise issue the same number of Units to, or acquire the same number of Units from, the other Owner, unless otherwise agreed to by the Owners.

1.2 Execution of Limited Liability Company Agreement. (a) Lennar and LNR NWHL Holdings, Inc. (“LNR NWHL”), an indirect wholly owned subsidiary of LNR, each is executing, effective as of the date of this Agreement, the Limited Liability Company Agreement of the Company. Each reference in Articles 1 and 2 of this Agreement to the Owners or to LNR that relates to the LLC Agreement, the ownership of Units or memberships in the Company, or to obligations to contribute funds to, or the right to receive funds from, the Company shall refer, in the case of references to the Owners, to Lennar and LNR NWHL, and in the case of references to LNR, to LNR NWHL.

(b) LNR unconditionally guarantees that LNR NWHL will fulfill all its obligations under the LLC Agreement and all the obligations of LNR under Articles 1 and 2 of this Agreement (except to the extent LNR fulfills those obligations itself).

(c) LNR will not sell or otherwise transfer, or permit any subsidiary to sell or otherwise transfer, any shares of stock of, or other ownership interests in, LNR NWHL, or, any stock of or other ownership interests in any subsidiary of LNR that owns shares of stock of, or other ownership interests in, LNR NWHL, and LNR will prevent LNR NWHL from issuing any shares of its stock, in each case other than to a direct or indirect wholly owned subsidiary of LNR, unless prior to the sale or other transfer, or the share issuance, LNR NWHL has transferred its units or other ownership interests in the Company to LNR or another direct or indirect wholly owned subsidiary of LNR, and LNR or that other wholly owned subsidiary has become a member of the Company and has agreed to fulfill all the obligations of LNR NWHL under the LLC Agreement or under this Agreement that have not already been fulfilled and, if the transfer is to a subsidiary, LNR and that subsidiary have agreed that this paragraph will apply to stock of, or other ownership interests in, that subsidiary to the same extent that at the date of this Agreement it applies to stock of, or other ownership interests in, LNR NWHL. LNR may, however, pledge or otherwise grant security interests in the shares of LNR NWHL or in any subsidiary that owns shares of, or other ownership interests in, LNR NWHL to secure LNR’s obligations with regard to its principal corporate line of credit (which, at the date of this Agreement, is under a Third Amended and Restated Revolving Credit Agreement, dated as of November 27, 2002, with lenders for which Bank of America, N.A. is administrative agent).

1.3 Initial Contribution. On the date of this Agreement, Lennar and LNR each has contributed $2.5 million to the Company, by paying that amount to Newhall, which sums in total constituted the $5 million Initial Deposit required by the Merger Agreement.

1.4 Additional Contributions. Unless the Company terminates the Merger Agreement prior to the Due Diligence Termination Date described in Section 3.3 of the Merger Agreement, Lennar and LNR each will make additional contributions to the Company as follows:

(a) On the first business day after the Due Diligence Termination Date, Lennar and LNR each will deliver to the Wells Fargo Bank, N.A. (the “Escrow Agent”), as escrow agent, the sum of $12.5 million, which sums in total will constitute the payment required by clause (ii) of Section 1.9 of the Merger Agreement. The sum paid by each Owner to the Escrow Agent will constitute a contribution by that Owner to the capital of the Company.

(b) When and if the Company is required to provide the Distributing Agent under the Merger Agreement with the balance of the Merger Consideration in accordance with Section 1.11(a) of the Merger Agreement, Lennar and LNR each will contribute to the capital of the Company, either by providing funds to the Company or by sending funds by wire transfer directly to the Distributing Agent, the sum equal to 50% of (i) the Merger Consideration that is required to be delivered to the Distributing Agent, minus (ii) any portion of the Merger Consideration that is borrowed by the Company or otherwise obtained by the Company other than through contributions from its members (including any portion of the Merger Consideration that is provided by LNR in payment of the purchase price of the Income Producing Properties (defined in Paragraph 4.1) in accordance with Paragraph 4.1(b)(3)).

(c) Whenever the Owners are required to pay an amount (or to cause the Company or Newhall to pay an amount) under Section 1.13 of the Merger Agreement to the holder of an Award, Lennar and LNR each will contribute to the Company, whether by providing funds to the Company or by making payments directly to the holder of the Award, 50% of the sum the Owners are required to pay, or cause the Company or Newhall to pay, to the holder of the Award.

(d) Whenever the Owners are, or the Company or Newhall is, required to make any payment under the Merger Agreement (including any payment of withholding tax as a result of payments made under the Merger Agreement) in addition to those described in Paragraph 1.3 or subparagraph (a) through (c) of this Paragraph, Lennar and LNR each will provide, either by contributing funds to the Company or by making a portion of the payment directly, 50% of the funds the Company’s Executive Committee (the “Executive Committee”) determines that the Company’s members must make as contributions to the Company in order to enable the Company to make that payment.

(e) Whenever the Executive Committee determines that the Company’s members must contribute funds to the Company to enable the Company to pay expenses related to the organization and formation of the Company or the acquisition or operations of Newhall, or any related transaction or event, including but not limited to pay legal and accounting fees and expenses, or to fund the ongoing activities of the Company or Newhall, each of the Owners will contribute to the capital of the Company the percentage of the sum the Executive Committee determines that the Company’s members must contribute to the Company (reduced by any amounts contributed by members other than the Owners) that equals the number of Units held by that Owner as a percentage of the total number of Units held by both Owners. The Company will not pay (and therefore the Owners will not be required to make contributions to the Company with regard to) any expenses, including but not limited to legal, accounting or investment banking fees and expenses, incurred separately by Lennar or LNR in connection with the negotiation of this Agreement and the LLC Agreement, or in connection with any transactions or relationships between Lennar or LNR, on the one hand, and the Company or Newhall or any of its subsidiaries, on the other. Any due diligence performed by Lennar or LNR during the Due Diligence Period under the Merger Agreement will be deemed to be on behalf of the Company and the costs of that due diligence will be deemed to be a cost of the acquisition of Newhall, to be reimbursed by the Company out of funds contributed by the Owners.

1.5 Refunds of Payments Under Merger Agreement. If either the Initial Deposit or the Additional Deposit paid under the Merger Agreement is refunded to the Company, the Company receives a Termination Fee or a Special Termination Fee under Section 7.1(i) or Section 8.1 of the Merger Agreement or the Company receives any other payment from Newhall under the Merger Agreement, promptly after the Company receives that payment, the Company will distribute 50% of the amount it has received to each of Lennar and LNR, except that if any payment is made partially to the Company and partially directly to Lennar or LNR, the Company will distribute to Lennar and to LNR the respective amounts that will cause the total amount of the payment received by each of Lennar and LNR (including both the amount paid directly to it and the amount distributed to it by the Company) to equal 50% of the total amount received by Lennar and LNR together (including both amounts paid directly to each of them and amounts distributed to each of them by the Company).

1.6 Guarantees. If the Owners are required to guaranty any borrowings by, or other obligations of, the Company or Newhall, or if the Executive Committee authorizes the Company to request that the Owners guaranty any borrowings by the Company or Newhall in order to reduce the cost of borrowings or for any other reason, each of Lennar and LNR Property Corporation will guaranty those borrowings or other obligations. Depending on requirements of the lenders or other persons to which guaranties are given, guaranties may be several as to all or specified portions of the borrowings or other obligations, may be joint and several as to all or specified portions of the borrowings or other obligations, or may be on any other basis, provided that neither Lennar nor LNR Property Corporation will be required to guaranty borrowings by the Company or Newhall unless the other guarantor guarantees the same borrowings on essentially the same terms.

1.7 Consequences of Failure to Make Required Contribution to the Company. If either Owner fails to make a contribution to the Company or any other payment as required by this Agreement, the other Owner will have, in addition to any other rights it may have at law or otherwise, all the rights provided in the LLC Agreement as the result of that failure.

ARTICLE 2

EQUALIZATION OF PAYMENTS

2.1 Contribution by Owners. If either Owner is required to make any payment under the Merger Agreement or as a guarantor of obligations of the Company or of Newhall (including as a guarantor of borrowings by the Company or Newhall), or otherwise is required to pay for expenses of the Company or Newhall, the other Owner will pay to the Owner that made the payment the sum such that each of the Owners will bear the percentage of the costs of the payments made by both of them that equals the number of Units held by that Owner as a percentage of the total number of Units held by both Owners.

2.2 Contribution by Other Unit Holders. The obligations of Lennar and LNR under Paragraph 2.1 relate solely to the two of them. If anyone other than Lennar and LNR holds Units, the obligations of Lennar and LNR under Paragraphs 1.4(e) and 2.1 will be after taking account of any payments made by those other holders of Units, including any contributions made by those holders of Units under any agreements to which they are parties.

ARTICLE 3

ACTIONS REGARDING ACQUISITION OF NEWHALL

3.1 Merger Agreement. Each of the Owners has executed the Merger Agreement. Unless and until the Merger Agreement is terminated, except as agreed to by both Owners, each of the Owners will fulfill all its obligations under the Merger Agreement.

3.2 Efforts to Cause Newhall Acquisition to Be Completed. Unless and until the Merger Agreement is terminated or the Executive Committee determines that the Company should refuse to complete the Merger because a condition in Section 6.2 of the Merger Agreement was not satisfied, each of Lennar and LNR will do all things that are reasonably within its power to cause the acquisition of Newhall in accordance with the Merger Agreement to be completed, except to the extent otherwise agreed by both Owners.

3.3 Due Diligence. Lennar and LNR will cooperate fully with one another in conducting due diligence regarding Newhall and its subsidiaries during the period prior to the Due Diligence Termination Date under the Merger Agreement. Among other things, Lennar and LNR each will keep the other of them fully informed of all steps it is taking to conduct due diligence, and of all material information it obtains while conducting due diligence regarding Newhall and its subsidiaries.

3.4 Determination Whether to Terminate Merger Agreement. (a) Not later than the day before the Due Diligence Termination Date under the Merger Agreement (the “Due Diligence Termination Date”), Lennar and LNR (through LNR NWHL) will cause the Executive Committee to meet and to consider whether the Company should notify Newhall that the Company is terminating the Merger Agreement in accordance with Section 7.1(c) of the Merger Agreement because the Company is not satisfied with the results of its due diligence investigation of Newhall. Lennar and LNR (through LNR NWHL) will cause the Executive Committee to conduct a final vote not later than the day before the Due Diligence Termination Date regarding whether to notify Newhall that the Company is terminating the Merger Agreement under Section 7.1(c) and, if the Executive Committee votes to give that notice to Newhall, Lennar and LNR (through LNR NWHL) will cause the Company to give that notice not later than the Due Diligence Termination Date.

(b) If at any time on or before the Merger Date under the Merger Agreement (the “Merger Date”), either of the Owners requests that the Executive Committee meet to determine whether the Company should terminate the Merger Agreement under any paragraph of Section 7.1 of the Merger Agreement other than Paragraph (c), the Owners will cause that meeting to be held and will cause the Executive Committee to determine at that meeting whether the Company should terminate the Merger Agreement.

3.5 Determination Regarding Conditions to Merger. If either of the Owners notifies the other of them on or before the Merger Date that it believes that a condition in Section 6.2 or 6.3 of the Merger Agreement has not been satisfied, and is not likely to be satisfied, each of the Owners will do all things that are necessary to cause the Executive Committee to meet and to determine at that meeting whether, assuming the condition in fact is not fulfilled, the Company should refuse to complete the Merger, or the Company should waive the condition.

ARTICLE 4

TRANSACTIONS REGARDING NEWHALL PROPERTIES

4.1 LNR Purchase of Income Producing Properties. (a) Lennar and LNR will attempt in good faith to agree as promptly as practicable, and in any event before the Merger Date, upon a price at which, on the Merger Date, the Company will cause Newhall to sell to LNR, immediately after the Merger becomes effective, the properties listed on Schedule 4.1 (the “Income Producing Properties”). This price will be the price allocated by the Owners to the Income Producing Properties as part of the allocation of the Merger Consideration among all the assets and properties of Newhall in determining the amount of the Merger Consideration, unless the Board of Directors of Lennar or of LNR determines in good faith, whether after consultation with an investment banking firm or other expert advisor or otherwise, that, if the Income Producing Properties are sold to LNR at the price allocated to them as part of the allocation of the Merger Consideration and the Valencia Base Sale Prices and the Valencia Base Option Prices (both defined in Paragraph 4.2(a)) are the prices allocated to the properties to which they relate as part of the allocation of the Merger Consideration, (i) the sale of the Committed Valencia Residential Properties (defined in Paragraph 4.2(a)) to Lennar at the resulting price per acre (or other unit of measure) provided in Paragraph 4.2(c), (ii) the grant to Lennar of an option to purchase the Option Valencia Residential Properties (defined in Paragraph 4.2(a)) at the resulting option exercise price, and on the other terms, provided in Paragraph 4.2(d), and (iii) the sale of the Income Producing Properties to LNR at the price allocated to them, taken together, would not be fair to Lennar or to LNR, as the case may be, from a financial point of view.

(b) (1) If Lennar and LNR agree upon a price at which the Company will cause Newhall to sell the Income Producing Properties to LNR, as promptly as practicable after that price is agreed upon, (i) Lennar and LNR will sign a document instructing the Company to cause Newhall to sell the Income Producing Properties to LNR at that price on the Merger Date (assuming the Merger occurs), or as soon after the Merger Date as is practicable, (ii) each Owner will deliver to the other of them a certificate stating that its Board of Directors has approved the determination of the price at which Newhall will sell the Income Producing Properties to LNR, and that that approval was given (A) in accordance with the requirements of its by-laws (including any requirement of approval by a committee consisting of directors who have no relationship with the other Owner) and (B) after such consultation with an investment banker or other expert advisor, and receipt of such opinion from that investment banker or other expert advisor, as its Board of Directors (or an appropriate committee of its Board of Directors) deemed necessary, and (iii) the Owners will cause the Company to cause Newhall to enter into an agreement with LNR on the Merger Date relating to the sale of the Income Producing Properties to LNR, which will contain terms, in addition to price, that are customary for sales of properties similar to the Income Producing Properties in the geographic area where the Income Producing Properties are located, which agreement will be subject to approval by the Executive Committee.

(2) Although the Company will not own Newhall until the Merger Date, Lennar and LNR each will use its best efforts to cause Newhall to do, before the Merger Date, everything that must be done to make it possible for Newhall to transfer the Income Producing Properties to LNR on the Merger Date (including, but not limited to, delivering deeds and other transfer documents into escrow and obtaining any required governmental or other consents). If the sale of the Income Producing Properties cannot be completed on the Merger Date, Lennar and LNR each will use its best efforts to cause the sale of the Income Producing Properties to be completed as promptly as practicable after the Merger Date.

(3) If the sale of the Income Producing Properties takes place on the Merger Date, LNR will pay the purchase price for the Income Producing Properties by providing an amount equal to the purchase price to the Distribution Agent under the Merger Agreement to be included in the Merger Consideration. If the sale of the Income Producing Properties takes place after the Merger Date, LNR will pay the purchase price for the Income Producing Properties to Newhall.

4.2 Lennar Purchases of Valencia Residential Properties. (a) Lennar and LNR each will attempt in good faith to agree as promptly as practicable, and in any event not later than the Merger Date, upon a schedule of prices (the “Valencia Base Sale Prices”) per acre (or other unit of measure) as of June 1, 2004 for the properties described on Schedule 4.2-A(1) (the “Committed Valencia Residential Properties”) and a schedule of prices (the “Valencia Base Option Prices) per acre (or other unit of measure) as of June 1, 2004 for the properties described on Schedule 4.2-A(2) (the “Option Valencia Residential Properties”).

(b) The Valencia Base Sale Prices and the Valencia Base Option Prices will be the prices per acre (or other unit of measure) allocated by the Owners to the Committed Valencia Residential Properties and the Option Valencia Residential Properties (together, the “Valencia Residential Properties”) as part of the allocation of the Merger Consideration among all the assets and properties of Newhall in determining the amount of the Merger Consideration, unless the Board of Directors of Lennar or of LNR determines in good faith, whether after consultation with an investment banking firm or other expert advisor or otherwise, that, if the Income Producing Properties are sold to LNR at the price allocated to them as part of the allocation of the Merger Consideration and the Valencia Base Sale Price and the Valencia Base Option Price are the prices allocated to the properties to which they relate as part of the allocation of the Merger Consideration, (i) the sale of the Committed Valencia Residential Properties to Lennar at the resulting price per acre (or other unit of measure) provided in subparagraph (c), (ii) the grant to Lennar of an option to purchase the Option Residential Properties at the resulting option exercise price, and on the other terms, provided in subparagraph (d), and (iii) the sale of the Income Producing Properties to LNR at the price allocated to them, taken together, would not be fair to Lennar or to LNR, as the case may be, from a financial point of view.

(c) If Lennar and LNR agree upon a schedule of Valencia Base Sale Prices and a schedule of Valencia Option Sale Prices, as soon as practicable after those schedules are agreed upon, (i) Lennar and LNR will sign a document instructing the Company to cause Newhall to (A) sell the Committed Valencia Residential Properties to Lennar promptly after they are in bluetop condition (as that term is defined on Schedule 4.2-C), for the agreed upon Valencia Base Sale Prices increased at the rate of 5% per annum for the period between June 1, 2004 and the day on which the Committed Valencia Residential Properties are sold to Lennar and (B) grant Lennar an option (the “Valencia Residential Property Option”) to purchase the Option Valencia Residential Properties on the terms provided in subparagraph (d), (ii) each Owner will deliver to the other of them a certificate stating that its Board of Directors has approved the determination of the Valencia Base Sale Prices and the Valencia Base Option Prices, and that that approval was given (A) in accordance with the requirements of its by-laws

(including any requirement of approval by a committee consisting of directors who have no relationship with the other Owner) and (B) after such consultation with an investment banker or other expert advisor, and receipt of such opinion from that investment banker or other expert advisor, as its Board of Directors (or an appropriate committee of its Board of Directors) deemed necessary, (iii) the Owners will cause the Company to cause Newhall to enter into an agreement with Lennar on the Merger Date relating to the sale of the Committed Valencia Residential Properties to Lennar, which will contain terms, in addition to price and time of sale, that are customary for sales of unimproved homesites in bluetop condition in the geographic area where the Committed Valencia Residential Properties are located, which agreement will be subject to approval by the Executive Committee, and (iv) the Owners will cause the Company to cause Newhall to enter into an option agreement (the “Option Agreement”) with Lennar on the Merger Date containing the terms of the Valencia Residential Property Option, which Option Agreement will be subject to approval by the Executive Committee.

(d) The terms of the Valencia Residential Property Option will be as follows:

(1) The option exercise price per acre (or other unit of measure) will be the Valencia Base Option Price increased at the rate of 5% per annum for the period between June 1, 2004 and the day on which particular Option Valencia Residential Properties are sold to Lennar upon exercise of the Valencia Residential Property Option plus a profit participation (on the terms set forth on Schedule 4.2-D) equal to 50% of Net Profits from sales or other dispositions of Residences in excess of 8% of Gross Revenue, and 50% of Net Proceeds from sales of Unimproved Lots.

(2) The Valencia Residential Property Option will expire 90 days after the day on which Newhall notifies Lennar that a tentative map relating to the development of the Option Valencia Residential Properties has been approved by the applicable land use authority, any appeals from that approval have been resolved, and the time to file further appeals has expired. If the Valencia Residential Property Option is exercised, Lennar will purchase Option Valencia Residential Properties promptly after they are in bluetop condition.

(3) If the Valencia Residential Property Option is exercised, the terms of the purchase of Option Valencia Residential Properties, other than price, will be substantially the same as those relating to the sale of the Committed Valencia Residential Properties to Lennar in accordance with subparagraph (c).

(4) If Lennar exercises the Valencia Residential Property Option, it will be required to purchase all the Option Valencia Residential Properties on the terms of the Valencia Residential Property Option.

(5) If Lennar does not exercise the Valencia Residential Property Option, it will be required to pay Newhall, on the day when the Valencia Residential Property Option expires, an amount equal to 5% of the Valencia Base Option Price for all the Option Valencia Residential Properties.

(6) If Lennar does not exercise the Valencia Residential Property Option, it will not be permitted to purchase any of the Option Valencia Residential Properties, unless Newhall, with the approval of the Executive Committee, offers Option Valencia Residential Properties for sale for a price that is less than 95% of the option exercise price (without taking account of the profit participation), in which case Lennar may bid for those Option Valencia Residential Properties on the same basis as any other potential purchaser.

(7) In order to ensure that Lennar will make the payment described in subparagraph (5) if it is required to do so, when Newhall and Lennar enter into the Option Agreement, Lennar will deliver to Newhall a letter of credit from a bank reasonably acceptable to the Company in the amount of that payment, which may be drawn upon if the payment is not made when it is due.

4.3 Effort to Agree upon Prices. If the Board of Directors of Lennar or LNR determines in good faith that, if the Income Producing Properties are sold to LNR at the price allocated to them as part of the allocation of the Merger Consideration and the Valencia Base Sale Price and the Valencia Base Option Price are the prices allocated to the properties to which they relate as part of the allocation of the Merger Consideration, (i) the sale of the Committed Valencia Residential Properties to Lennar at the resulting price per acre (or other unit of measure) provided in subparagraph 4.2(c), (ii) the grant to Lennar of an option to purchase the Option Residential Properties at the resulting option exercise price, and on the other terms, provided in subparagraph 4.2(d), and (iii) the sale of the Income Producing Properties to LNR at the price allocated to them, taken together, would not be fair to Lennar or to LNR, as the case may be, from a financial point of view, LNR and Lennar will use their respective best efforts to agree upon prices that their respective Boards of Directors will determine would be fair to the applicable one of Lennar or LNR from a financial point of view. However, neither LNR nor Lennar will be under a legal obligation to agree to any price.

4.4 Sale of Income Producing Properties if Owners Do Not Agree Upon Price. If the Owners do not agree on or before the Merger Date upon the price at which Newhall will sell the Income Producing Properties to LNR, or if the Executive Committee does not approve the other terms of the agreement by which Newhall will sell the Income Producing Properties to LNR (other than because of the unreasonable refusal by Lennar to cause its representatives on the Executive Committee to vote to approve that form of agreement), the Owners will cause the Company to cause Newhall to offer the Income Producing Properties for sale as promptly as practical after the Merger Date in a commercially reasonable fashion. LNR will have the right to bid for the Income Producing Properties (or, if individual Income Producing Properties are offered separately, to bid for some or all of the individual Income Producing Properties) on the same basis as other potential purchasers.

4.5 Sale of Valencia Residential Properties If Owners Do Not Agree Upon Price. If the Owners do not agree before the Merger Date upon the price per acre (or other unit of measure) on which Lennar will purchase the Committed Valencia Residential Properties, and will have the option to purchase the Option Valencia Residential Properties, or if the Executive Committee does not approve the other terms of the agreement by which Newhall will sell the Committed Valencia Residential Properties to Lennar or the terms of the Option Agreement (other than because of the unreasonable refusal by LNR to cause its representatives on the Executive Committee to vote to approve the forms of agreement), the Owners will cause the Company to cause Newhall to do as promptly as practicable the work that is required to cause the Valencia Residential Properties to be in bluetop condition and to offer the Valencia Residential Properties for sale as promptly as practicable after they are in bluetop condition in a commercially reasonable fashion. Lennar will have the right to bid for Valencia Residential Properties (or, if portions of the Valencia Residential Properties are offered separately, to bid for some or all of the portions of the Valencia Residential Properties) when they are offered for sale on the same basis as other potential purchasers.

ARTICLE 5

ONGOING PROPERTY TRANSACTIONS

5.1 Lennar First Opportunity to Purchase Residential Property. (a) If at any time, the Executive Committee approves a sale by Newhall of property that is primarily suitable for single family home or similar residential development (“Residential Property”), whether as part of its approval of an annual business plan or otherwise, the Owners will cause the Company to cause Newhall to grant to Lennar the first opportunity to purchase that property at the price or prices, and on the other terms (which may include profit participations of the type described on Schedule 4.2-D or other types of profit participations), approved by the Executive Committee, provided that at no time will Lennar have the first opportunity to purchase property, or any other right to purchase property, that at that time constitutes more than 49% of Newhall’s total assets.

(b) The first opportunity Newhall offers to Lennar to purchase Residential Property will be on the following terms:

(1) Newhall will not offer the Residential Property to anyone other than Lennar until at least 30 days after it offers it to Lennar in a an Offer that contains the principal terms on which Newhall is offering the Residential Property to Lennar.

(2) If Lennar agrees within 30 days after it receives the Offer to purchase the Residential Property that is the subject of the Offer for the price, and on the other principal terms, contained in the Offer, Newhall will sell that Residential Property to Lennar for that price and on those other principal terms.

(3) If Lennar does not agree within 30 days after it receives the Offer to purchase the Residential Property that is the subject of the Offer for the price, and on the other principal terms, contained in the Offer, Newhall may, during the period of one year after the end of the 30 day period, sell that Residential Property to other purchasers for the price specified in the Offer or a price that is at least 95% of the price per acre (or other unit of measure) specified in the Offer (without taking account of any profit participation).

(4) During the period when Newhall is offering the Residential Property to purchasers other than Lennar in accordance with subparagraph (3) for a price that is at least 95% of the price specified in the Offer, Lennar may not bid to purchase that Residential Property.

(5) If Newhall, with the approval of the Executive Committee, determines to offer the Residential Property for sale for a price that is less than 95% of the price per acre (or other unit of measure) specified in the Offer (without taking account of any profit participation), Newhall may not offer the Residential Property to anyone other than Lennar until it has made a new offer to Lennar on the terms described in subparagraphs (1) through (4).

5.2 LNR First Opportunity to Purchase Commercial Property. (a) If at any time the Executive Committee approves a sale by Newhall of property that is primarily suitable for development as the site of commercial, industrial or multi-family rental apartment buildings (“Commercial Property”), whether as part of its approval of an annual business plan or otherwise, the Owners will cause the Company to cause Newhall to grant to LNR the first opportunity to purchase that property at the price or prices, and on the other terms (which may include profit participations of the type described on Schedule 4.2-D or other types of profit participations) approved by the Executive Committee, provided that at no time will LNR have the first opportunity to purchase property, or any other right to purchase property, that at that time constitutes more than 49% of Newhall’s total assets.

(b) The first opportunity Newhall offers to LNR to purchase Commercial Property will be on the following terms:

(1) Newhall will not offer the Commercial Property to anyone other than LNR until at least 30 days after it offers it to LNR in a an Offer that contains the principal terms on which Newhall is offering the Commercial Property to LNR.

(2) If LNR agrees within 30 days after it receives the Offer to purchase the Commercial Property that is the subject of the Offer for the price, and on the other principal terms, contained in the Offer, Newhall will sell that Commercial Property to LNR for that price and on those other principal terms.

(3) If LNR does not agree within 30 days after it receives the Offer to purchase the Commercial Property that is the subject of the Offer for the price, and on the other principal terms, contained in the Offer, Newhall may, during the period of one year after the end of the 30 day period, sell that Commercial Property to other purchasers for the price specified in the Offer or a price that is at least 95% of the price specified in the Offer (without taking account of any profit participation).

(4) During the period when Newhall is offering the Commercial Property to purchasers other than LNR in accordance with subparagraph (3) for a price that is at least 95% of the price specified in the Offer, LNR may not bid to purchase that Commercial Property.

(5) If Newhall, with the approval of the Executive Committee, determines to offer the Commercial Property for sale for a price that is less than 95% of the price specified in the Offer (without taking account of any profit participation), Newhall may not offer the Commercial Property to anyone other than LNR until it has made a new offer to Lennar on the terms described in subparagraphs (1) through (4).

5.3 Other Arrangements. In addition to granting Lennar and LNR the rights of first opportunity described in Paragraphs 5.1 and 5.2, the Company may from time to time cause or permit Newhall to enter into arrangements to sell Residential Property to Lennar, or to sell Commercial Property to LNR, or to grant Lennar or LNR options, rights of first refusal or other rights to purchase Residential Property or Commercial Property, as the case may be, that other developers have proposed to acquire, on terms at least as favorable to Newhall as those proposed by the other developers, or to enter into other arrangements to sell Residential Property to Lennar or Commercial Property to LNR, which arrangements may include profit participations of the type described on Schedule 4.2-D, or other types of profit participations, by Newhall or the Company. Any arrangement by which Newhall would sell property to Lennar or to LNR or grant Lennar or LNR an option, right of first refusal or other right to acquire property, other than as described in Paragraphs 5.1 and 5.2, will require approval of the Executive Committee as provided in the LLC Agreement, including a determination that the price at which Newhall will sell the property to Lennar or LNR is not less than the fair market value of the property at the time of the sale or at the time Newhall and the applicable one of Lennar or LNR agree to the terms of the sale.

ARTICLE 6

AGREEMENTS NOT TO COMPETE

6.1 Lennar Agreement Not to Compete. Lennar will not, and will cause its subsidiaries not to, engage with regard to any property owned by Newhall on the Merger Date, or anyplace within 5 miles of any property owned by Newhall on the Merger Date, directly, as a participant in a joint venture, ground lessor or otherwise, in (i) developing, constructing, owning or operating office buildings, shopping centers or other commercial or industrial buildings or residential rental apartment buildings on that property, or (ii) providing mortgage financing for the construction or ownership of buildings on that property of the type described in clause (i). However, Lennar will not be prevented from (A) owning or leasing an office building in which it occupies the majority of the usable office space and leasing or subleasing the remainder of the office space in that building, (B) owning as a passive investor, without any involvement in operations or management, an interest of less than 10% in a publicly traded operating company that is engaged in one or more of the activities described in the first sentence of this Paragraph, or (C) owning an interest in, and possibly managing, an entity of which Lennar and LNR, directly or through subsidiaries, have ownership interests that (x) are equal with regard to Lennar and LNR, and (y) together are a majority of all the ownership interests.

6.2 LNR Agreement Not to Compete. LNR will not, and will cause its subsidiaries not to, engage with regard to any property owned by Newhall on the Merger Date, or anyplace within 5 miles of any property owned by Newhall on the Merger Date, directly, as a participant in a joint venture or otherwise, in (i) building or selling single family detached or attached homes or residential condominium units on that property, (ii) developing all or a portion of the property as the sites of homes or residential condominium units, (iii) providing first mortgage financing for the purchase of homes or residential condominium units on that property, or (iv) providing first mortgage re-financing of loans secured by homes or residential condominium units on that property. However, LNR will not be prevented from (A) developing properties acquired upon default of mortgages for reasonable periods after foreclosure until there can be orderly dispositions of the properties, (B) selling as condominium units apartments in residential multi-family buildings which are acquired by LNR or its subsidiaries and which, at the time LNR or its subsidiaries acquired the buildings, or acquired mortgages secured by the buildings, were being operated as rental buildings, (C) acquiring securities backed by residential mortgages, even if some of the mortgages relate to homes built on that property, (D) providing financing to homebuilders or land developers, acquiring the homebuilders or their properties upon default with regard to the financing, and overseeing the operations of the homebuilders or land developers and development of their properties for reasonable periods after default until there can be orderly dispositions of the homebuilders or land developers or their properties, (E) owning as a passive investor, without any involvement in operations or management, an interest of less than 10% in a publicly traded operating company that is engaged in one or more of the activities described in the first sentence of this Paragraph, (F) acquiring commercial paper or other debt instruments of entities engaged in one or more of the activities described in the first sentence of this Paragraph for investment, and without any intention of becoming involved in the operations or management of the issuer of the commercial paper of other debt instruments, or (G) owning an interest in, and possibly managing, an entity of which Lennar and LNR, directly or through subsidiaries, have ownership interests that (x) are equal with regard to Lennar and LNR, and (y) together are a majority of all the ownership interests.

6.3 Activities of Jointly Owned Entities No action taken by any entity of which Lennar and LNR have equal ownership interests that together are a majority of all the ownership interests will be a breach of the obligations of either Lennar or LNR under this Article.

6.4 Consents to Prohibited Activities. Either Lennar or LNR may consent to the other of them engaging, in a specific instance with regard to a specific property or other asset, in an activity which would otherwise be prohibited by the applicable one of Paragraph 6.1 or 6.2 if (i) the party engaging in the activity (the “Acting Party”) has offered to sell the property or other asset to the other party (the “Consenting Party”) for the lesser of the price paid by the Acting Party for the property or other asset or the fair market value of the property or other asset and (ii) the Board of Directors of the Consenting Party has, by resolution adopted in accordance with any provision of its by-laws relating to transactions between Lennar and LNR, (A) determined that the Consenting Party does not want to acquire the property or other asset for the price offered by the Acting Party, (B) determined that the Acting Party’s engaging in the activity with regard to the property or other asset will not materially adversely affect any activities in which the Consenting Party is engaged, and (C) approved the Consenting Party’s consenting to the Acting Party’s engaging in the activity with regard to the property or other assets.

6.5 Curing Violations. If Lennar or LNR violates the applicable one of Paragraph 6.1 or 6.2 with regard to a specific property or asset, (i) the other of them may not institute any action or proceeding seeking injunctive relief, damages or any other type of relief because of the violation until at least 90 days after it has given notice of the violation to the violating party and (ii) the violating party will be relieved of all liability with regard to the violation if the violating party either (A) discontinues the violation within the 90 day period or (B) within the 90 day period offers to sell the property or other asset to the other Owner for the lesser of the amount the violating party paid for property or other asset or the fair market value of the property or other asset and, if that offer is not accepted within 30 days after it is made, the violating party disposes of the property or other asset, or discontinues the violation, within 120 days after the end of the 30 day period.

ARTICLE 7

NEWHALL DEVELOPMENT OF PROPERTIES

7.1 Owners Efforts to Cause Newhall Properties to be Developed. Lennar and LNR each will do all things that are commercially reasonable (including causing its representatives on the Company’s Executive Committee to vote to authorize any commercially reasonable expenditures of money) to cause Newhall to develop its properties so that portions of them can be sold for residential development and portions of them can be sold for commercial development on a time schedule approved by the Company’s Executive Committee (as it may be modified from time to time). Without limiting what is said in the preceding sentence, Lennar and LNR will cause the Company to cause Newhall to install, or cause the installation of, roads, sewage and other utilities, and to build, or cause the building of, educational and recreational facilities, as contemplated by any master plans or other governmentally approved land use plans relating to properties owned by Newhall, and in all other ways to cause properties owned by Newhall to be put in bluetop condition and otherwise to be suitable to be sold as sites of single family home or similar residential communities or as sites of commercial, industrial or multi-family rental apartment buildings consistent with the applicable business plan and the time schedule approved by the Executive Committee (as they may be modified from time to time).

ARTICLE 8

MANAGEMENT AGREEMENTS

8.1 Management Agreements. Lennar will enter into a Management Agreement with the Company, subject to approval by the Executive Committee, under which Lennar will provide overall management of the Company for a fee, and on other terms, provided in that Management Agreement. Lennar also may provide management services to the Company or to Newhall in connection with the planning, development, marketing and disposition of Residential Property, and related matters, and LNR may render management services to the Company or to Newhall with regard to the planning, development, marketing and sale of Commercial Property, and related matters. Any management services rendered by an Owner to the Company or

Newhall will be rendered for fees, and on other terms, contained in a management agreement approved by the Executive Committee.

ARTICLE 9

MISCELLANEOUS

9.1 Expenses. Each Owner will pay its own expenses in connection with the transactions that are the subject of this Agreement, including legal fees and expenses.

9.2 Parties. This Agreement will bind, and be for the benefit of, the Owners and their respective successors and permitted assigns. It will not be for the benefit of any other person, including the Company, Newhall or any person other than the Owners who may become an owner of the Company.

9.3 Subsidiaries. Any reference in this Agreement to Lennar, LNR or Newhall will include their respective subsidiaries, except that any consents to actions of the Owners under this Agreement must be given by the Owners themselves and any references to actions by the Board of Directors of an Owner are to action by the Board of Directors of the Owner itself.

9.4 Termination of Agreement. This Agreement will terminate on the day when (i) either Owner no longer owns directly or indirectly at least 25% of the outstanding Units (or other equity interests in the Company) or (ii) the Company no longer owns directly or indirectly a majority of the ownership interests in Newhall or any successor that acquires all or substantially all the assets of Newhall. After that day, neither Owner will have any further rights or obligations under this Agreement. However, (A) any agreement between either Owner and the Company or Newhall that is entered into before this Agreement terminates will remain in effect notwithstanding the termination of this Agreement, and the Owner and the applicable one of the Company and Newhall will have the same rights and obligations with regard to that agreement that they would have had if this Agreement had not terminated, and (B) termination of this Agreement will not affect any liability any Owner may have because of a breach of this Agreement that occurs before this Agreement terminates.

9.5 Assignment. Subject to the provisions of Paragraphs 1.2 and 9.3 regarding subsidiaries, neither this Agreement nor any right of any party under it may be assigned.

9.6 Remedies. Each of the Owners acknowledges that if it breaches this Agreement, the other of them will be irreparably harmed by that breach in a manner in which cannot readily be compensated by monetary damages. Therefore, each Owner agrees that if it breaches or threatens to breach this Agreement, the other of them or the Company will be entitled, in addition to any other remedies to which it may be entitled, to injunctive relief to prevent the threatened breach or any further breaches of this Agreement or to specific performance of the provisions of this Agreement.

9.7 Actions and Proceedings. Each of the Owners (i) agrees that any action or proceeding relating to this Agreement (a “Proceeding”) may be brought in any Federal or state court sitting in the State of Florida, (ii) consents to the jurisdiction and venue of each court specified in clause (i) in each Proceeding, (iii) agrees not to seek a change of venue of any Proceeding from any court specified in clause (i), whether because of inconvenience of the forum or for any other reason (but nothing in this subparagraph will prevent a party from removing a proceeding from a state court specified in clause (i) to a Federal court specified in clause (i)), and (iv) agrees that process in any Proceeding may be served upon it by registered mail or in any other manner permitted by the rules of the court in which the proceeding is brought.

9.8 Entire Agreement. This Agreement and the LLC Agreement contain the entire agreement between the Owners regarding the subject matter of this Agreement, all prior negotiations, understandings and agreements between them (including those contained in a Term Sheet distributed to the Owners’ respective Boards of Directors on or about July 18, 2003) are superseded by this Agreement, and there are no representations, warranties, understandings or agreements concerning the subject matter of this Agreement other than those expressly set forth in this Agreement or in the LLC Agreement.

9.9 Captions. The Article and Paragraph headings of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.

9.10 Notices. Any notice or other communication required or permitted to be given under this Agreement must be in writing and will be deemed effective on the day when it is delivered in person or sent by facsimile (with acknowledgement of receipt at the number to which it is required to be sent), on the business day after the day on which it is sent by a major nationwide overnight delivery service, or on the fifth business day after the day on which it is mailed by first class mail from within the United States of America, addressed as follows (or to such other address as the party to which the notice or other communication is sent may have specified in the manner provided in this subparagraph):

If to Lennar:

Lennar Corporation

700 N.W. 107th Avenue

Miami, Florida 33172

Attention: General Counsel

Facsimile No. 305-229-6650

If to LNR

LNR Property Corporation

1601 Washington Avenue

Miami Beach, Florida 33139

Attention: General Counsel

Facsimile No.: 305-695-5719

9.11 Amendments. This Agreement may be amended only by a document in writing signed by both of the Owners.

9.12 Counterparts. This Agreement may be executed in two or more counterparts, or with counterpart signature pages, some of which may contain the signatures of fewer than both of the parties or may contain facsimile signatures of one of the parties. Each of those counterparts will be deemed to be an original, but all of them together will constitute one and the same agreement.

IN WITNESS WHEREOF, each of the Owners has executed this Agreement as of the date shown on the first page.

LENNAR CORPORATION

By:	/s/ Bruce Gross
Title:	Vice President

LNR PROPERTY CORPORATION

By:	/s/ Shelly Rubin
Title:	Vice President

SCHEDULE 4.1

INCOME PRODUCING PROPERTIES

Asset	Property Type	Square Feet/Rooms(1)
Valencia Town Center(2)	Regional Mall	735,179
VTC-Entertainment(3)	Lifestyle Center	128,750
Hyatt(4)	Full Service Hotel	244
River Oaks	Power Center	284,228
Northpark Village Square	Neighborhood Center	127,595
Hilton Garden Inn(5)	Extended Stay Hotel	152
Spectrum Club	Health Club	53,517
Newhall’s Headquarters	Office	43,000
The Greens	Ground Lease	174,240
El Torito	Ground Lease	69,696
Hamburger Hamlet	Ground Lease	54,014
Wendy’s	Restaurant	3,835
Trader Joe’s	Specialty Retail	8,189
Red Lobster	Ground Lease	50,094

(1)	Ground Leases presented as land square footage; River Oaks square footage includes building square footages for Mervyn’s and Target which are on ground leases.
(2)	Newhall’s entire partnership interest and fee interests in land owned by Newhall.
(3)	Includes Newhall’s lessee’s interest in master lease with CalSTRS.
(4)	Includes the lessor’s interest in the master lease from Newhall to VTC Hotel Company, which is wholly-owned by Thomas Dierkman and Gary Cusamano, and all of the capital stock owned by Thomas Dierkman and Gary Cusamano in VTC Hotel Company.
(5)	Newhall’s entire partnership interest.

SCHEDULE 4.2-A(1)

COMMITTED VALENCIA RESIDENTIAL PROPERTIES

	Home Site Size	# Of Home Sites	Average Home Size	Projected Takedown Date
Westcreek C
Traditional	4,000	110	2,813	Q3 05
Det Cluster	NA	109	2,161	Q3 05
Sm Cluster	NA	113	1,402	Q3 05
River Park
45 X 110	4,950	95	2,677	Q1 06
50 X 110	5,500	95	2,806	Q1 06
55 X 110	6,050	93	3,042	Q2 06
60 X 110A	6,600	72	3,275	Q2 06

	TOTAL	687

SCHEDULE 4.2-A(2)

OPTION VALENCIA RESIDENTIAL PROPERTIES

	Home Site Size	# Of Home Sites	Average Home Size	Projected Takedown Date
Westcreek C
Det Cluster	NA	84	2,643	Q2 06
Det Cluster	NA	70	1,803	Q3 05
Westcreek B
46 X 100	4,600	67	2,528	Q2 06
40 X 100	4,000	78	2,216	Q2 06
46 X 75	3,450	61	1,816	Q3 06
46 X 75	3,450	82	2,018	Q3 06
Westcreek A
50 x 100	5,000	82	2,829	Q3 06
55 x 100	5,500	99	3,127	Q4 06

	TOTAL	623

SCHEDULE 4.2-C

DEFINITION OF “IN BLUETOP CONDITION”

A residential property is in “bluetop condition” when:

1.	The Final Tract Map for conveyancing and financing, and approval of a tentative tract map for the homesites, have been obtained.

2.	The property is graded by licensed contractors in accordance with the approved grading plan for the property, with a tolerance of ±0.2’.

3.	Certification of line and grade has been obtained from the civil engineer of record.

4.	Certification of soil compaction has been obtained from the soils engineer of record.

5.	Temporary road access and temporary construction utilities to the Property are in place and bonding has been obtained (or work completed) with regard to (i) all off tract work required as a condition of approval of the approved tentative tract map for the homesites to the extent completion of that off tract work is a condition to obtaining building permits and/or occupancy permits for the homesites, (ii) grading of backbone streets and rights of way in accordance with the approved grading plan, and (iii) utilities being brought to the boundary of the property. A property will be in blue top condition even though bonded work still has to be completed.

SCHEDULE 4.2-D

TERMS OF PROFIT PARTICIPATION

DEFINITIONS

1.01 “Gross Revenue” means the total gross revenue (including proceeds of insurance, condemnation or otherwise) generated in connection with the sale or other disposition of Residences, including or net of, without limitation, refunds, rebates and reimbursements for deposits made, or earned in connection with Permitted Costs, charges for modifying plans for Residences, any premium charged for the location, view, or special features of any Lot and any and all charges for extras, options or upgrades (collectively, “Modifications and Upgrades”) to any Residence, whether such amounts are collected through or outside of escrow. Any consideration received by Lennar in connection with the sale or other disposition of a Residence in a form other than cash will be valued at its fair market value and considered part of Gross Revenue.

1.02 “Net Profit” means the amount by which the Gross Revenue exceeds the combined total of all Permitted Costs.

1.03 “Permitted Costs” means Direct Costs, Soft Costs, Sales Incentive Costs and Land Cost, after deducting all Excluded Costs. No cost will be included in more than one category of cost.

1.04 “Land Cost” means the purchase price paid by Lennar to the Company or its affiliate for Lots. If the Land Cost for each Lot on a property is not separately stated, the Land Cost for each Lot will be the total cost of acquiring the property divided by the number of Lots on the property.

1.05 “Direct Costs” means, and is specifically limited to, costs incurred and paid by Lennar for: (i) the construction of Residence on Lots; (ii) fees for services provided by engineers, surveyors and architects to the extent such services are directly related to the actual construction of single-family dwelling units on the Lots; (iii) building permits and inspections directly related to the actual construction of single-family dwelling units on the Lots; and (iv) Modifications and Upgrades (as defined above) to any Lot or Residence. Lennar shall, within fifteen days after receipt of a written request from the Company, or, if there is no request, at the same time Lennar delivers the applicable Quarterly Accounting (defined below), provide to the Company an itemized schedule of all Direct Costs claimed by Lennar, together with supporting documentation reasonably acceptable to the Company, substantiating Direct Costs claimed. Direct Costs shall not include Land Cost, Sales Incentive Costs or Soft Costs.

1.06 “Soft Costs” means all costs actually incurred by Lennar in the construction, marketing and sale of Residences, excluding Direct Costs, Sales Incentive Costs and Land Cost. Soft Costs shall include, without limitation, the following costs as they relate specifically to the construction, sale and marketing of Residences: All site indirect costs; overhead or charges for salaries or compensation for personnel; office space overhead or related expenses; rental or purchase costs for machinery and equipment; depreciation of capitalized expenditures; real and personal property taxes and assessments; insurance expenses;

interest and other financing expenses; sales and/or marketing expenses, costs and commissions; the cost of performing warranty work (either through creation of warranty reserves or when work is done); legal fees and expenses; general business taxes and licensing costs; closing and other costs incurred in connection with the sale or other disposition of Residences; and all other costs customarily treated as “soft costs” in the home building industry. The parties agree that it will be conclusively presumed that Soft Costs equal 20% of Gross Revenue.

1.07 “Sales Incentive Costs” means the actual costs incurred by Lennar in connection with offering to a member of the home-buying public special incentives, offers and rebates as an inducement to purchase Residences, in lieu of reductions in the prices of the Residences and in addition to Lennar’s marketing and advertising program and costs.

1.08 “Excluded Costs” are costs incurred by Lennar which will not be included in Direct Costs, Soft Costs, Sales Incentive Costs or Land Cost, and will not be deducted from Gross Revenue for the purpose of calculating Net Profit. Excluded Costs are the following:

(a) The cost of work performed on land other than Lots;

(b) Amounts paid to any partner, member or shareholder of Lennar, whether as a fee for performing services as a general contractor, development manager, construction manager, or managing partner, member or officer, as interest or a return on invested funds, loans or capital contributions or otherwise, except to the extent such payment is reimbursement for expenditures by such partner, member or shareholder which would qualify as Direct Costs, Soft Costs, Land Costs or Sales Incentive Costs if they were paid by Lennar, or unless specifically approved in writing by the Company (which approval may be withheld in the Company’s sole and absolute discretion);

(c) Furnishings of representative model homes built by Lennar, to the extent they are not included in any sale of the model;

(d) Warranty costs, including for a warranty program and for warranty work, in excess of a “per door” warranty allowance customary in the industry for Residences of similar quality and price;

(e) Any personnel cost or expense which is not related to field labor, field supervision or other personnel working in the field, on the job site or in an office dedicated to the project;

(f) Salaries and payroll additives of Lennar’s home and branch office executives, officers, department heads and staff in directing, administering and supervising development; the services of any purchasing department, sales manager or marketing support staff in the home and branch offices; all employee bonuses (excluding bonuses paid to field superintendents and then only to the extent such bonuses are normal in the residential construction industry and are fairly allocated among the projects on which the superintendent has worked); general legal and accounting fees; and the operating expenses of Lennar’s home and branch offices such as rent, utilities, insurance, stationery, office machines and other office related expenses;

(g) Amounts paid to any affiliate or subsidiary of Lennar to the extent the amounts exceed the costs that would have been incurred had Lennar obtained the goods or services from a third party on an arms’ length basis; and

(h) Costs (other than the purchase price) associated with the acquisition of the Lots from the Company, including, without limitation, legal fees, consultant fees, diligence costs, and closing costs.

1.09 “Lot” means a homesite on the property that is the subject of the profit participation.

1.10 “Residence” means a single-family dwelling unit that is constructed on a Lot (including the land on which the dwelling unit is constructed or that is included in the sale of the dwelling unit).

1.11 “Unimproved Lot” means a Lot that has not been improved with a Residence.

PROFIT PARTICIPATION; AMOUNT AND TERMS

2.01 Amount.

(a) Lennar shall pay to the Company at the times described below, a profit participation (“Profit Participation”) equal to (i) 50% of Lennar’s Net Profits in excess of 8% of Gross Revenue from the construction and sale or disposition of Residences, plus (ii) 50% of the Net Proceeds from sales of Unimproved Lots. “Net Proceeds” means the price received for the Unimproved Lots (including the fair market value of any noncash consideration), less the purchase price paid for the Unimproved Lots, the amounts actually expended by Lennar for architectural and engineering plans for the construction of Residences on the Unimproved Lots, if any, prepaid fees, physical work on the Unimproved Lots and reasonable and customary third party brokerage and closing costs actually incurred by Lennar in connection with the sale of the Unimproved Lots. When there is a sale or transfer of Unimproved Lots by Lennar to an affiliate and a subsequent sale of those Unimproved Lots by that affiliate, for purposes of determining the Net Proceeds from the sale of the Unimproved Lots, the purchase price for the Unimproved Lots that are sold will be a “carryover” of the purchase price paid by Lennar for the Unimproved Lots, without markup. No costs associated with the sale or transfer from Lennar to its affiliate will be included as a deduction for the purposes of determining Net Proceeds.

2.02 Delivery of Sale Documents. Within ten days after the end of each month, Lennar shall submit to the Company a copy of the purchase documents and closing statements relating to all the sales of Residences and Unimproved Lots during the preceding month.

2.03 Payment of Profit Participation. Concurrently with the delivery to the Company of each Quarterly Accounting required by Section 2.04, Lennar shall pay to the Company the Profit Participation to which the Company is entitled as shown on the Quarterly Accounting.

2.04 Quarterly Reconciliation of Residence Profit. Within thirty days after the end of the first calendar quarter in which Lennar sells the first Unimproved Lot or the first Residence, and within thirty days after the end of each calendar quarter thereafter until the Final Accounting (as defined below) is complete, Lennar shall prepare and submit to the

Company an interim accounting with all applicable calculations (each, a “Quarterly Accounting”) showing the Gross Revenue generated from the sale of Residences, and all other components of Net Profit necessary to determine Net Profits during the quarter, the Net Proceeds generated from sales of Unimproved Lots during the quarter, and the resulting Profit Participation, if any, payable to the Company. Lennar shall set forth in each Quarterly Accounting the justification (including support documentation) for any adjustments to be made to the installments of Profit Participation already paid by Lennar, including whether and by what amount the Company has been overpaid or underpaid with respect to amounts attributable to the Profit Participation payable through the period covered by the Quarterly Accounting. If any Quarterly Accounting shows that the Company has been underpaid, then Lennar shall pay to the Company the amount of such underpayment within 30 days after delivery of the Quarterly Accounting. If the Quarterly Accounting shows, and the support documentation evidences, that the Company has been overpaid, the Company shall pay Lennar the amount of such overpayment within 30 days after delivery of the Quarterly Accounting and written notification from Lennar of the overpayment.

2.06 Final Reconciliation. Within 90 days after the close of escrow on the last Lot (whether improved with a Residence or as part of an Unimproved Lot sale), Lennar shall deliver to the Company a complete accounting and computation, with all supporting documentation (to the extent it has not previously been provided), setting forth the total Profit Participation to which the Company is entitled (the “Final Accounting”). If the Final Accounting shows that Lennar’s payments of installments of the Profit Participation are, in the aggregate, less than the total amount owed, Lennar shall pay the Company the deficiency within 30 days after delivery of the Final Accounting. If the Final Accounting shows, and the support documentation evidences, that the Company has received installments of Profit Participation that, in the aggregate, exceed the total amount owed by the Company, the Company shall reimburse Lennar for the amount of such overpayments within 30 days after delivery of the Final Accounting and written notice from Lennar of the overpayment.

2.07 Audits. The Company shall have the right within three months after it receives a Quarterly Accounting, and within one year after it receives the Final Accounting, to cause the Company’s independent public accounting firm to audit: (i) Lennar’s books and records for the purpose of verifying the determination of the Profit Participation; and (ii) the books and records of any affiliate of Lennar who sells or otherwise provides any items or services in connection with any Modification and Upgrade. The “audit” may be a review or other form of examination that does not constitute an audit in accordance with generally accepted auditing standards. The Company shall pay for all such audits. However, if the deficiency determined by an audit to be due and payable to the Company with regard to a Quarterly Accounting or the Final Accounting exceeds 5% of the Profit Participation reported by Lennar to the Company in the Quarterly Accounting or Final Accounting, then Lennar shall reimburse the Company for the reasonable costs and expenses of the audit. If an audit determines that the amount to which the Company was entitled as a result of its Profit Participation with regard to a period was greater or less than the amount Lennar paid the Company with regard to that period, Lennar will pay the amount of the deficiency to the Company, or the Company will refund the amount of the overpayment to Lennar, within 30 days after the accounting firm that conducts the audit delivers to the Company and to Lennar their report of the results of the audit. Lennar shall maintain all books and records applicable to the Profit Participation and its calculation until the expiration of the applicable audit period.

30